Exhibit 99.13

PUT AGREEMENT

This PUT AGREEMENT (this “Agreement”), dated as of December 19, 2023 (the “Effective Date”), is by and among Scott and Theresa Beck, residents of the State of Colorado (collectively, “Beck”), Scott A. Beck and Theresa M. Beck, Trustees of the Pearl Street Trust under agreement dated May 1, 1997 (“Pearl” and, collectively with Beck, “Obligors”), WC Gloo Fund, LLC, an Indiana limited liability company (the “Holder”), and, solely with respect to Section 9 of this Agreement, Gloo Holdings, LLC, a Delaware limited liability company (“Gloo”). Each of Beck, Pearl, and the Holder is referred to herein as a “Party” and collectively they are referred to as the “Parties.” Capitalized terms used but not defined herein have the meaning given to such terms in the Seventh Amended and Restated Limited Liability Company Agreement of Gloo dated as of March 13, 2023 (the “LLC Agreement”).

RECITALS

WHEREAS, Gloo and the Holder will enter into a Series A Preferred Membership Unit Purchase Agreement, dated as of the date hereof (the “Unit Purchase Agreement”), whereby Gloo will sell and issue to the Holder 1,666,667 units of Series A Preferred limited liability company membership interests of Gloo (the “Put Option Units”);

WHEREAS, as a material inducement to the Holder to enter into the Unit Purchase Agreement, and in anticipation of a contemplated strategic relationship between Gloo and Holder that would potentially benefit each of Gloo and Holder, Obligors have agreed that the Holder may require Obligors to purchase the Put Option Units (the “Put”) for an aggregate purchase price of $[•] (the “Put Price”): (i) at any time, for any reason, in the sole discretion of the Holder, during the thirty-six (36) month period commencing on the first (1st) anniversary of the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the “Put Period”); or (ii) upon the occurrence of an Acceleration Event (defined below) at any time between the Effective Date and prior to the first day of the Put Period; and

WHEREAS, Obligors and Holder desire to enter into this Agreement to formally document the terms and conditions of the Put.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.
Put Rights.

1.1. At any time (a) during the Put Period, for any reason or (b) following an Acceleration Event but prior to the Put Period, the Holder shall have the right (in its sole and absolute discretion), by delivery of a written notice of election to Obligors (such notice, the “Put Notice”) indicating that it desires to exercise the Put, to sell to Obligors the Put Option Units, and to require Obligors, jointly and severally, to purchase from the Holder all of the Put Option Units in exchange for the Put Price. Promptly following an Acceleration Event, the Obligors shall provide the Holder with written notice of any such event (such notice, an “Obligor Notice”).

1.2. The closing of any purchase and sale of the Put Option Units held by the Holder shall take place within thirty (30) days following receipt of the Put Notice by Obligors (the “Closing”). At the Closing of the Put (i) the Parties shall enter a purchase agreement containing representations and warranties of the Holder which such representations and warranties shall be limited to the Holder’s ownership, free and clear of all liens and encumbrances, of the Put Option Units, authority, power and right to enter into and consummate such transaction, and no consents or conflicts; (ii) the Holder shall deliver to Obligors the Put Option Units held by the Holder; and (iii) Obligors, jointly and severally, shall deliver to the Holder the Put Price by wire transfer of immediately available funds to an account designated by the Holder in writing. All payment obligations hereunder shall accrue interests at a rate of 12% beginning on the date such payment obligation first became due and shall continue to accrue such interest until all payment obligations are received.

1.3 An “Acceleration Event” means (a) if Scott Beck ceases to be involved with the day-to-day operations or management of Gloo (or its affiliates) for any reason or (b) if Obligors and Obligors’ Related Parties, collectively, reduce by more than five percent (5%) the number of Membership Units (including direct or indirect ownership through any trust or holding company) Obligors, in the aggregate, currently hold in Gloo. For purposes of this Agreement, “Related Parties” means, with respect to any Person, (i) any Affiliate of such Person, and any direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the equity securities or voting securities or other voting interests in such Person; and (b) any sibling, parent, spouse, lineal descendant (or a trust or other entity of which any of the foregoing is a beneficiary or member or an entity that is controlled by any of the foregoing) of either (i) Scott or Theresa Beck or (ii) an individual beneficiary, shareholder, partner, member or equityholder of a Member. “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

1.4 Obligors shall not, and agree to cause Obligor Related Parties not to, consent, approve or take any action that would require Holder to contribute additional capital to the Company in excess of the purchase price pursuant to the Unit Purchase Agreement for the Put Option Units unless otherwise agreed to in writing by the Holder.

1.5 Additionally, upon receipt of the Put Price, the Holder (a) shall have no further obligations as a Member of Gloo, and Obligors shall assume and discharge any such obligations on behalf of the Holder, with respect to the Put Option Units and (b) shall execute a release of the Obligors stating that the Holder, on behalf of itself and its Affiliates, and only as to each and all past, present, and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action relating to this Agreement of every kind and nature, including any unknown, unsuspected, or undisclosed claim that the Holder or any of its Affiliates at such time may have had in the past, may then have, or may have in the future against any of the Obligors (the “Released Claims”) will generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely, (i) forever release and discharge each Obligor, from, and (ii) waive and relinquish, such Released Claims.

2.
Representation and Warranties. Beck, Pearl, and Holder (as applicable) hereby represent and warrant that:

2.1. Each of Beck, Pearl, and Holder (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is fully authorized to, and has taken all action, necessary to authorize them to, execute, deliver and perform this Agreement and the transactions contemplated hereby (including the Put), and (c) is and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby (including the Put).

2.2. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated (including the Put), nor compliance with the terms and provisions hereof will contravene or conflict with: (a) any provision of law, statute or regulation to which such Party is subject, (b) any judgment, license, order or permit applicable to such Party, or (c) any contract, loan agreement, mortgage, deed of trust, line of credit or other agreement or instrument to which such Party is a party or by which they may be bound, or to which they may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by such Party of this Agreement or to consummate the transactions contemplated hereby or thereby or to perform such Party’s obligations hereunder and thereunder. This Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

2.3. There is no action, proceeding, or investigation pending or, to the knowledge of Obligors, threatened or affecting any of Obligors, which may adversely affect Obligors’ ability to fulfill their obligations under this Agreement. There are no judgments or orders for the payment of money rendered against any Obligor (not paid or fully covered by insurance and as to which the relevant insurance company has not expressly denied coverage) that have been undischarged for a period of ten (10) or more consecutive days and the enforcement of which is not stayed by reason of a pending appeal or otherwise. No Obligor is in default under any agreement which may adversely affect that Obligor’s ability to fulfill its obligations under this Agreement.

3.
Further Assurances. Each of the Parties shall execute such documents and other instruments, obtain in a timely manner all necessary waivers, consents and approvals, effect all necessary registrations and filings, and take such further actions as may be required, to carry out the provisions hereof and perform this Agreement in compliance with applicable law.
4.
Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws. The Parties irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Parties (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 4.
5.
No Recourse. All liabilities and obligations arising out of this Agreement will be limited to the Parties to this Agreement and, with respect to such Parties, will be limited to the terms of this Agreement, and no Non-Recourse Party will have any liability or obligation hereunder or with respect to the transactions contemplated hereby, whether by the enforcement of any assessment or by any Action (whether in contract or in tort, in Law or in equity, through attempted piercing of the corporate, limited partnership or limited liability company veil, or otherwise), or by virtue of any applicable Law. “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, agents, representatives, affiliates, members, managers, general or limited partners, successors or assignees (or any former. current or future equity holder, controlling Person, agent, representative, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no Party will be considered a Non-Recourse Party.
6.
Assignment. Neither this Agreement nor any of the rights or obligations of the Parties may be transferred or assigned by any Party, without the prior written consent of each other Party; provided, however, Holder can assign this Agreement in connection with a Permitted Transfer and compliance with the LLC Agreement in connection with such Permitted Transfer without the prior written consent of the other Parties. Any attempted transfer or assignment in violation of this Section 6 shall be null and void ab initio.
7.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 7, each Party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 7, in addition to any other remedy to which they are entitled at law or in equity.
8.
Miscellaneous. This Agreement may be modified or amended only with the prior written consent of the Parties. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the subject matter of this Agreement. To the extent that the terms or conditions set forth in the LLC Agreement are inconsistent with the terms and conditions herein, the terms and conditions herein shall control. Time is of the essence in the performance of all obligations contained in this Agreement. In the event that any suit or action is instituted under or in relation to this Agreement, including, without limitation, to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include without limitation, all fees, costs and expenses of appeals. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. An electronic .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the maximum extent not held invalid or unenforceable.
9.
Gloo and Obligor Representations. Gloo represents and warrants that the Put has been approved in writing by a Specific Majority Interest and that all conditions under the LLC Agreement to the right of each of Holder and Obligors to consummate the transactions contemplated by the Put have been satisfied. Additionally, each Obligor hereby represents, warrants, covenants and agrees that, upon exercise of the Put, he, she or it will comply with all provisions of Section 12.2 of the LLC Agreement applicable to a transferee of Units. Notwithstanding anything contained herein to the contrary, if the transfer of the Put Option Units as contemplated by this Agreement is not permissible (or becomes impermissible as a result of a subsequent amendment to the LLC Agreement) for any reason under the terms of the LLC Agreement, such impermissibility shall not relieve the Obligors of their joint and several obligations to pay the Put Price (or any other payment obligations) within 30 days following the Put Notice; provided, however, promptly upon such transfer of the Put Option Units becoming permissible, the Holder will assign, transfer, and deliver, for no additional consideration, such Put Option Units together with all proceeds therefrom received by the Holder since the payment of the Put Price.
10.
Notices. All notices, requests, demands consents and other communications shall be transmitted in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via email (without notice of delivery failure) prior to 5:00 pm Eastern Time on a business day, and otherwise on the next succeeding business day, or (c) on the business day after timely delivery to a nationally recognized overnight courier if next business day delivery is properly requested, to a Party as follows:

If to Obligors: Scott and Theresa Beck or

Pearl Street Trust

831 Pearl Street

Boulder, CO 80302

Attn: Scott Beck

Email: sbeck2@gloo.us

If to the Holder:

WC Gloo Fund, LLC (Attn: Wesleyan Capital)

13300 Olio Road

Fishers, IN 46037

Attention: Norwood Davis

Email: norwood@wifionline.com

Any Party may change its address for the purpose of this Section 10 by giving the other Parties written notice of its new address in the manner set forth above.

11.
Security Interest. The obligations of Obligors under this Agreement are secured by, and Holder is entitled to the benefits of, that certain Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated December 19, 2023, recorded or to be recorded in the real estate records of Flathead County, Montana (as it may hereafter be amended, the “Mortgage”), given by Pearl for the benefit of Holder to secure the obligations of Obligors under this Agreement, which creates a lien against various parcels located in Flathead County, Montana (the “Property”). Reference is made to the Mortgage for a complete description of the collateral covered thereby and the rights, remedies and obligations of Holder in respect thereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Put Agreement to be executed as of the date first above written.

HOLDER

WC GLOO FUND, LLC

By: /s/ Norwood Davis
Name: Norwood Davis

Title: Manager

OBLIGORS:

/s/ Scott Beck

Scott Beck

/s/ Theresa Beck

Theresa Beck

PEARL STREET TRUST

By: /s/ Scott Beck

Name: Scott A. Beck

Title: Trustee

SOLELY WITH RESPECT TO SECTION 9:

GLOO HOLDINGS, LLC

By: /s/ Scott Beck

Name: Scott Beck

Title: Chief Executive Officer

[Signature Page to Put Agreement]